TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT

This Transfer Agency and Registrar Services Agreement (this “Agreement”), dated as of April 19, 2016 is between Pacific Investment Management Company LLC, a Delaware limited liability company (“PIMCO”), on behalf of each of the funds listed on Exhibit A (each a “Company” and collectively the “Companies”) and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (“AST”).

1.           Appointment as Transfer Agent. Each Company hereby appoints AST to act as sole transfer agent (“Agent”) and registrar for the common stock of each Company and for any such other securities as set forth in Exhibit A hereto (which each Company shall update as necessary to keep complete and accurate) and as each Company may request in writing (the “Shares”) in accordance with the terms and conditions hereof, and AST hereby accepts such appointment. In connection with the appointment of AST as transfer agent and registrar for each Company, each Company shall provide AST: (a) Specimens of all forms of outstanding stock certificates, if any, in the forms approved by the board of trustees of each Company, with a certificate of the secretary of each Company as to such approval; (b) Specimens of the signatures of the officers of each Company authorized to sign stock certificates and specimens of the signatures of the individuals authorized to sign written instructions and requests; and (c) A copy of the Agreement and Declaration of Trust (the “Declaration of Trust”) and by-laws of each Company and, on a continuing basis, copies of all material amendments to such Declaration of Trust or by-laws made after the date of this Agreement (such amendments to be provided promptly after such amendments are made).

2.           Additional Services. AST may provide further services to, or on behalf of, each Company as may be agreed upon between each Company and AST. AST shall provide services to reunify shareholders with their assets, provided each Company incurs no additional charge for such services. Furthermore, AST shall provide information agent and proxy solicitation services to each Company on terms to be mutually agreed upon by the parties hereto.

3.           Company Representations and Warranties.

a.        Each Company represents and warrants to AST that: (i) it is duly organized and validly existing and in good standing under the laws of either the Commonwealth of Massachusetts or the State of Maryland; (ii) it is empowered under applicable laws and governing instruments to enter into and perform this Agreement; and (iii) all trust proceedings required by such governing instruments and applicable law have been taken to authorize it to enter into and perform this Agreement.

b.        All Shares issued and outstanding as of the date hereof, or to be issued during the term of this appointment, are/shall be duly authorized, validly issued, fully paid and nonassessable. All such Shares are (or, in the case of Shares that have not yet been issued, will be) duly registered under the Securities Act of 1933 (the “Securities Act”). Any Shares not so registered were or shall be issued or transferred in a transaction or series of transactions exempt from the registration provisions of the Securities Act, and in each such issuance or transfer, each Company was or shall be so advised by its legal counsel and all Shares issued or to be issued bear or shall bear all appropriate legends, as determined in each Company’s discretion,

c.        Each Company shall promptly advise AST in writing of any change in the capital structure of each Company, and each Company shall promptly provide AST with board resolutions authorizing any recapitalization of the Shares or change in the number of issued or authorized Shares.

4.           AST’s Reliance.

a.        AST may reasonably act and rely on, and shall incur no liability and shall be indemnified for losses, liabilities and reasonable expenses (including reasonable and documented legal and other fees and expenses) by each Company from any liability whatsoever in acting in accordance with, written or oral instructions received from any person it reasonably believes in good faith to be an officer, authorized agent or employee of a Company, unless prior thereto (i) the Company shall have advised AST in writing that it is entitled to act and rely only on written instructions of designated officers of the Company; (ii) the Company furnishes AST with an appropriate incumbency certificate for such officers and their signatures; and (iii) the Company thereafter keeps such designation current with an annual (or more frequent, if required) update. AST may also act and rely on advice, opinions or instructions received from a Company’s legal counsel. AST may, in any event, act and rely on advice received from its legal counsel.

b.        AST may act and rely on, and shall incur no liability and shall be indemnified for losses, liabilities and reasonable expenses (including reasonable and documented legal and other fees and expenses) by each Company from any liability whatsoever in acting in accordance with: (i) any writing or other instruction reasonably believed by it in good faith to have been furnished by or on behalf of the Company or a holder of one or more Shares (a “Shareholder”), including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; (ii) any statement of fact contained in any such writing or instruction which AST reasonably and in good faith believes to be accurate; (iii) the authenticity and genuineness of any signature (manual or facsimile) appearing on any writing, including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; and (iv) the conformity to original of any copy. AST shall further be entitled to rely on any information, records and documents provided to AST by a former transfer agent or former registrar on behalf of each Company.

5.           Compensation. AST shall be entitled to reasonable compensation for all services rendered and shall be reimbursed for all expenses incurred, including, without limitation, documented legal costs and costs of responding to subpoenas related to each Company’s records (regardless of whether AST is still an Agent for each Company) in connection with its acting as Agent, as set forth in the attached Fee Schedule dated March 17, 2016. In the event that the scope of services to be provided by AST is increased substantially, the parties shall negotiate in good faith to determine reasonable compensation for such additional services. On termination of its services as Agent, AST may be entitled to reasonable additional compensation for the service of preparing records for delivery to the successor agent or to the Companies, and for forwarding and maintaining records with respect to certificates received after such termination. Any additional services provided by AST and compensation that may be due to AST shall be documented by AST,

6.        Books and Records. The books and records pertaining to a Company, which are in the possession or under the control of AST, shall be the property of each Company. Such books and records shall be prepared, preserved and maintained as required by the Investment Company Act of 1940 (the “1940 Act”) and other applicable federal securities laws, rules and regulations. Upon the reasonable request of a Company and at Company’s expense, AST shall make available to Company and any officer of a Company and any other person duly authorized by a Company’s Board of Trustees or PIMCO (an “Authorized Person”); (a) copies of any such books and records; (b) reasonable access to any facility or part of a facility that is utilized by either AST or a third party providing services on behalf of AST for purposes of carrying out the terms of this Agreement; (c) reasonable access to employees of AST and any third party providing services on behalf of AST for purposes of carrying out the terms of this Agreement; and (d) data and records relating to the services, Notwithstanding the foregoing, AST shall be entitled to destroy or otherwise dispose of records belonging to a Company in accordance with AST’s standard document and record retention practices and/or procedures, provided that such practices and procedures are consistent with the requirements of the 1940 Act, other applicable law and AST’s contracted obligations to a Company and/or PIMCO.

7.        Performance of Services. In the event that a Company commits any breach of its material obligations to AST, including non-payment of any amount owing to AST, and such breach remains uncured for more than sixty (60) days, AST shall have the right to terminate or suspend its services upon prior notice to breaching Company; provided, however, that a breach by one Company shall not result in a breach for other Companies. During such time as AST may suspend its services, AST shall have no obligation to act as transfer agent and/or registrar on behalf of breaching Company and AST shall have no duties to act in such capacity. Such suspension shall not affect AST’s rights under this Agreement. On termination of the appointment of AST for any reason, AST will perform its services in assisting with the transfer of records in a diligent and professional manner.

In the event that AST commits any breach of its material obligations to a Company and such breach remains uncured for more than sixty (60) days, a Company shall have the right to terminate this Agreement upon prior notice to AST.

8.        AST as Distributor of Funds. All funds received by AST for distribution on behalf of each Company will, if so requested, be deposited by AST in a segregated bank account. Each Company, which will, upon request, be given a copy of the bank’s statements for such account, shall have the responsibility to reconcile such account. Each Company shall also have the responsibility to discharge all escheatment obligations relating to such funds. If so requested by AST, each Company shall, at its expense, furnish AST with a written opinion of its legal counsel regarding such obligations.

9.        Lost Certificates. AST shall be authorized to issue replacement certificates (if a Company chooses to issue stock certificates) or create book entries for stock certificates claimed by a Shareholder to have been lost, stolen or mutilated upon receipt of an affidavit of the

Shareholder to such effect and receipt of payment from the Shareholder of a premium for an indemnity bond purchased through AST or, at the option of the Shareholder, any surety company reasonably acceptable to AST.

10.         Overissue. If AST receives a stock certificate not reflected in its records, AST will research records, if any, delivered to it upon its appointment as transfer agent from a prior transfer agent (or from a Company). If such certificate cannot be reconciled with such records, then AST will notify the Company, If neither the Company nor AST is able to reconcile such certificate with any records (so that the transfer of such certificate on the records maintained by AST would create an overissue), the Company shall within sixty (60) days either: (i) increase the number of its issued Shares, or (ii) acquire and cancel a sufficient number of issued Shares, to correct the overissue,

11.         Confidentiality; Data Security.

a.        AST acknowledges that it will acquire information and data from each Company, and such information and data are confidential and proprietary information of each Company and/or PIMCO (collectively, “Confidential Information”). Confidential Information includes, but shall not be limited to, (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of each Company and/or PIMCO, their subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords each Company and/or PIMCO a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Confidential Information will not include, however, any information that (i) was in the possession of AST at the commencement of the services contemplated under this Agreement that is not related to each Company and/or PIMCO, (ii) became part of the public domain through no fault of AST or (iii) became rightfully known to AST or its affiliates through a third party with no obligation of confidentiality to a Company and/or PIMCO. AST agrees not to disclose the Confidential Information to others (except as required by law or permitted by AST’s privacy policy then in effect, but in no event shall AST disclose the Confidential Information without Company’s prior written approval; provided, however, that no such approval shall be required for any disclosure made pursuant to a routine subpoena or an information request relating to one or more Shareholders that does not require disclosure of Confidential Information other than information relating to such Shareholders’ account; provided, however, that AST shall use commercially reasonable efforts to inform PIMCO of any such disclosure) or use it in any way, commercially or otherwise, except in performing services hereunder, and shall not allow any unauthorized person access to the Confidential Information. AST further agrees to exercise at least the same degree of care as it uses with regard to its own confidential information, but in no event less than the greater of a reasonable degree of care and the requirement of applicable law, in protecting the Confidential Information. AST agrees that it will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person or entity, unless required by law, any list of shareholders or clients of a Company and/or PIMCO or any personal information relating to such shareholders or clients.

b.        In addition, AST acknowledges that in connection with performing services hereunder, it may receive Confidential Information that contains “non-public personal information,” “personally identifiable information,” “personal data” or the like from Company and/or PIMCO (collectively “Personal Information”), as such terms are defined in Section 509 (4) of the Gramm-Leach-Bliley Act, Section 248.3(t) of Securities and Exchange Commission Regulation S-P and/or other similar applicable laws and regulations, including without limitation the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et. seq. and the European Privacy Directive 95/46/EC, as each is amended from time to time (collectively, “Applicable Laws”). AST acknowledges and agrees that it is prohibited from disclosing or using Personal Information except as necessary to carry out the terms of this Agreement, and in compliance with Applicable Laws. AST further acknowledges and agrees, that it also shall implement and maintain a comprehensive, written information security program to protect such Personal Information in accordance with the terms and standards of Applicable Laws that (i) incorporates technical and organizational security measures, including administrative, physical, and technical safeguards, including encryption where required or appropriate, for Personal Information; (ii) is reasonably designed to prevent unauthorized access to or use of, or other compromise of, Personal Information; and (iii) provides for the proper destruction of such records and data that contain Personal Information, so that the information contained therein cannot be practicably read or reconstructed. AST will obligate, In writing, (and periodically review and monitor the performance of) any third party that receive Personal Information in providing services to or acting as the agent of AST for purposes of carrying out the terms of this Agreement, to implement and comply with information security standards no less stringent than those required by the terms of this Agreement and all Applicable Laws. The appointment of any such third party shall not relieve AST of its responsibilities or liabilities hereunder. If AST determines an incident or data breach occurred, potentially occurred or may potentially occur compromising or potentially compromising the security or integrity of Confidential Information or Personal Information while such Confidential Information or Personal Information is in the possession, custody or control of AST, or any third party acting as the agent of AST, whether by unauthorized acquisition, theft, loss, illegal or unauthorized use, insecure disposal or other potential compromise (each such event a “Security Event”), AST will: (i) as immediately as practicable notify PIMCO of the Security Event (unless prohibited by law enforcement official); (ii) promptly investigate the Security Event; (iii) cooperate with PIMCO regarding investigation and mitigation of such Security Event; (iv) comply with, or assist with PIMCO’s and/or a Company’s compliance with, any data breach notification requirements pursuant to any applicable federal and/or state data breach notification laws and/or regulations; (v) promptly provide a written report to PIMCO that sets forth the risk assessment, root cause analysis and corrective action plans and (vi) implement the corrective action plan and use commercially reasonable efforts to mitigate the effects of the Security Event as soon as practicable. AST shall provide reasonably prompt notice to, and all reasonable and prompt assistance to, PIMCO and/or a Company in responding to any and all requests, complaints, or other communications received that such party may receive regarding any Confidential Information or Personal Information. AST agrees not to respond to any such request until explicitly authorized by PIMCO in writing, except to the extent such request comprises a legally binding order compelling disclosure without notice to the other party, Upon the occurrence of a Security Event, AST shall have the right to notify the appropriate law enforcement agency regarding the general nature of the Security Event without identifying PIMCO or a Company; provided, however, that, in no event shall AST notify any shareholder, customer or client of a Company and/or PIMCO, or any regulator of such Security Event without PIMCO’s prior written approval, which shall not be unreasonably withheld or delayed. In the event of a Security Event relating to another closed-end fund client of AST, if AST determines in its sole discretion that such Security Event resulted from or identified a risk that is reasonably likely to materially affect AST’s provision of services under this Agreement or compromise any Confidential Information or Personal Information, then AST shall notify PIMCO of such Security Event and the steps that have been taken or are being taken to remedy such risk; provided, that in no event shall AST be required to identify any of its other customers whose information or data was compromised as a result of such Security Event.

c.        AST shall at all times employ a current version of a commercially available virus detection software program that employs regular updates to test the hardware and software applications used by it to deliver the Services for the presence of any computer code designed to disrupt, disable, harm or otherwise impede the operation of such hardware or software. AST shall use its commercially reasonable efforts to ensure that no viruses are coded or introduced into the systems: (a) used to provide the services hereunder; or (b) hosted by AST. If a virus is found to have been introduced into such systems, AST shall promptly notify PIMCO, use its commercially reasonable efforts to reduce the effects of the virus on the affected systems and, if the virus causes a loss of operational efficiency or loss of data, to mitigate and restore such losses.

12.         Anti-Money Laundering: Sanctions: Anti-Corruption: Anti-Bribery.

a.        AST represents and warrants that it has implemented, and agrees to maintain an anti-money laundering program reasonably designed to comply with all applicable anti-money laundering laws and regulations, including but not limited to the Bank Secrecy Act of 1970 and the USA PATRIOT Act of 2001, each as amended from time to time, and any rules adopted thereunder and/or any applicable anti-money laundering laws and regulations of other jurisdictions where AST conducts business, and any rules adopted thereunder or guidelines issued, administered or enforced by any governmental agency,

b.        AST further represents and warrants that its anti-money laundering program includes written policies, a designated Compliance Officer, ongoing training for employees, procedures for detecting and reporting suspicious transactions, and an independent audit to test the implementation of the program. AST represents and warrants that it has policies, procedures and internal controls in place which are reasonably designed so that neither it, nor any of its subsidiaries, nor any officer, director, or employee of it or its subsidiaries is an individual or entity (“Person”) that is, or is controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country or territory that is the subject of Sanctions. Further, AST will continue to undertake appropriate due diligence to ensure that neither AST nor any Person is subject to Sanctions. AST further represents that the foregoing policy prohibits AST and its officers, directors, employees and other representatives from soliciting or focusing its marketing effort directly or indirectly to any Person who is subject to Sanctions. AST acknowledges its ongoing and continuing obligations to comply with tire applicable Sanctions. AST will provide reasonable assistance to the other parties hereto in connection with their respective obligations under the applicable Sanctions.

c.        AST represents, warrants, and covenants that (i) its officers, directors, employees and agents (together with AST, each a “Relevant Person”) are subject to written policies and procedures relating to anti-bribery and anti-corruption, and shall not knowingly commit, authorize or permit any action that would cause any Relevant Person to be in violation of any applicable anti-bribery and corruption laws (such as the U.S. Foreign Corrupt Practices Act and/or the UK Bribery Act, in each case, if applicable); (ii) in connection with any services provided in connection with this Agreement, the Relevant Persons have not taken nor will they take any actions in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving anything of value to, nor have the Relevant Persons received, nor will they receive, any payment or anything of value from, any person (whether directly or indirectly) while knowing that all or some portion of the money or value will be offered, given, promised or received by anyone improperly to influence official action, improperly to obtain or retain business or otherwise secure an illegal advantage; and (iii) it shall create and maintain accurate books and financial records in connection with the services performed under this Agreement. AST shall promptly notify PIMCO if a Relevant Person becomes aware of any breach of this provision, and PIMCO may terminate this Agreement with immediate effect in the event of such breach by any Relevant Person.

13.         Limitations on AST’s Responsibilities. AST shall not be responsible for the validity of the issuance, presentation or transfer of stock; the genuineness of endorsements; the authority of presenters; or the collection or payment of charges or taxes incident to the issuance or transfer of stock. AST may, however, delay or decline an issuance or transfer if it deems it to be in its 01* a Company’s best interests to receive evidence or assurance of such validity, authority, collection or payment. AST shall not be responsible for any discrepancies in its records or between its records and those of a Company, if it is a successor transfer agent or successor registrar, unless no discrepancy existed in the records of a Company and any predecessor transfer agent or predecessor registrar at the time AST became the transfer agent and/or registrar with respect to the Shares. AST shall not be deemed to have notice of, or be required to inquire regarding, any provision of a Company’s Declaration of Trust or by-laws, any court or administrative order, or any other document, unless it is specifically advised of such in a writing from a Company, which writing shall set forth the manner in which it affects the Shares. In no event shall AST be responsible for any transfer or issuance not effected by it. AST shall be obligated -to exercise customary care and diligence in the performance of its duties hereunder and to act in good faith in the performance of services provided for under this Agreement.

14.         Limitations on Liability.  Except with respect to a Company’s indemnity obligations, no party shall have any liability for any incidental, special, statutory, indirect or consequential damages, or for any loss of profits, revenue or cost of cover. Except with respect to a Company’s indemnity obligations, no party’s liability arising out of or in connection with AST’s acting as Agent for a Company or any other Services under this Agreement shall exceed the larger of the aggregate amount of all fees (excluding expenses) paid under this Agreement in the twenty-four (24) month period immediately preceding the date of the first event giving rise to liability or twenty-four (24) times the monthly fees due to AST under this Agreement.

15.       Indemnities. From and at all times after the date of this Agreement, each Company covenants and agrees to defend, indemnify, reimburse and hold harmless AST and its officers, directors, employees, affiliates and agents (each, an “AST Indemnified Party”) against any actions, claims, losses, liability or reasonable expenses (including legal and other fees and expenses) (collectively, “Losses”) incurred by or asserted against any AST Indemnified Party arising out of the performance of all activities permitted or required to be taken by AST pursuant to this Agreement, except for such Losses incurred as a result of an AST Indemnified Party’s gross negligence, bad faith or willful misconduct. No Company shall be liable under this indemnity with respect to any claim against an AST Indemnified Party unless the Company is notified of the written assertion of such a claim, or of any action commenced against an AST Indemnified Party, promptly after AST shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by AST to provide such notice shall not relieve a Company of any liability hereunder if no prejudice occurs.

From and at all times after the date of this Agreement, AST covenants and agrees to defend, indemnify, reimburse and hold harmless each Company and its officers, directors, employees, affiliates and agents (each, a “Company Indemnified Party”) against any Losses incurred by or asserted against any Company Indemnified Party arising out of AST’s material breach of any provision of this Agreement, any regulatory fines imposed against PIMCO and/or a Company arising out of any act or omission by AST, AST’s gross negligence, bad faith or willful misconduct. AST shall not be liable under this indemnity with respect to any claim against a Company Indemnified Party unless AST is notified of the written assertion of such a claim, or of any action commenced against a Company Indemnified Party, promptly after a Company shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by a Company to provide such notice shall not relieve AST of any liability hereunder if no prejudice occurs.

All provisions regarding indemnification, liability and limits thereon shall survive the termination of this Agreement.

16.       Insurance. AST will, at its own expense, maintain in full force and effect at all times during the term of this appointment insurance coverage in amounts with standard coverage and subject to deductibles as is customary for insurance typically maintained by similar transfer agents.

17.       No Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only AST and each Company and their respective successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries of this Agreement.

18.       Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York, without giving effect to the conflict of laws principles thereof.

19.       Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree that the United States District Court for the Southern District of New York shall have the sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the parties hereto agree that the Supreme Court of the State of New York within New York County shall have sole and exclusive jurisdiction. Any final judgment shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts. Each party hereto irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this section of this Agreement with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties hereto irrevocably to waive the right to trial by jury in any litigation related to or arising under this Agreement.

20.       Assignment. AST may not assign this Agreement or any rights granted hereunder, in whole or in part, without the prior written consent of each Company, except (and only upon written notice to each Company) to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of AST’s assets or business.

21.       Amendment; Entire Agreement: Severability. This Agreement may be amended or modified only by a written document authorized, executed and delivered by each Company and AST. This Agreement, together with the fee schedule attached hereto, constitutes the entire agreement and understanding of the parties with respect to the matters and transactions contemplated by this Agreement and supersedes any prior agreement and understandings with respect to those matters and transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

22.       Term. The initial term of this Agreement shall be three (3) years from the date hereof and the appointment shall automatically be renewed for further one (1) year successive terms without further action of the parries, unless written notice is provided by either party at least ninety (90) days prior to the end of the initial or any subsequent period. The term of this appointment shall be governed in accordance with this paragraph, notwithstanding the cessation of active trading in the capital stock of each Company.

23.       Notices. The address of each Company to which notices may be sent is 650 Newport Center Drive, Newport Beach, CA 92660. The address of AST to which notices may be sent is 6201 15th Avenue, Brooklyn, New York 11219, Attention; General Counsel.

24.       Company Obligation. With respect to each Company that is a Massachusetts business trust, a copy of each Company’s Amended and Restated Agreement and Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement has been executed on behalf of each Company by an officer of the

Company in his or her capacity as an officer and not individually. The obligations of this Agreement shall only be binding upon the assets and property of each Company and shall not be binding upon any trustee, officer, or shareholder of each Company individually.

AMERICAN STOCK TRANSFER
& TRUST COMPANY, LLC

By:	/s/ Carlos Pinto

Name:	Carlos Pinto
Senior Vice President

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Lew W. Jacobs

Name:	Lew W. Jacobs
President

EXHIBIT A

Each Company is authorized to issue the following shares/units:

Fund Name	Class of Stock	Par Value	Number of Shares / Units Authorized
PCM Fund Inc	Common	$0,001	300,000,000,000
PIMCO California Municipal Income Fund	Common	$0.00001	Unlimited
PIMCO California Municipal Income Fund II	Common	$0.00001	Unlimited
PIMCO California Municipal Income Fund III	Common	$0.00001	Unlimited
PIMCO Corporate & Income Opportunity Fund	Common	$0.00001	Unlimited
PIMCO Corporate & Income Strategy Fund	Common	$0.00001	Unlimited
PIMCO Dynamic Income Fund	Common	$0.00001	Unlimited
PIMCO Global StocksPLUS & Income Fund	Common	$0.00001	Unlimited
PIMCO High Income Fund	Common	$0.00001	Unlimited
PIMCO Income Opportunity Fund	Common	$0.00001	Unlimited
PIMCO Income Strategy Fund	Common	$0.00001	Unlimited
PIMCO Income Strategy Fund n	Common	$0.00001	Unlimited
PIMCO Municipal Income Fund	Common	$0.00001	Unlimited
PIMCO Municipal Income Fund II	Common	$0.00001	Unlimited
PIMCO Municipal Income Fund III	Common	$0.00001	Unlimited
PIMCO New York Municipal Income Fund	Common	$0.00001	Unlimited
PMCO New York Municipal Income Fund II	Common	$0.00001	Unlimited
PIMCO New York Municipal Income Fund III	Common	$0.00001	Unlimited
PIMCO Strategic Income Fund Inc.	Common	$0.00001	500,000,000.000
PIMCO Dynamic Credit income Fund	Common	$0.00001	Unlimited

FEE SCHEDULE FOR:

TRANSFER AGENT AND RELATED SERVICES

PRESENTED TO:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

PRESENTED BY:

Carlos Pinto

Senior Vice President

6201 15th Avenue

Brooklyn, NY 11219

Tel: 718.921.8265

Mobile: 917.881.0673

Email: cpinto@amstock.com

DATE:

March 17, 2016

GLOBAL RESOURCES | LOCAL SERVICE | CUSTOMIZED SOLUTIONS

FEE SCHEDULE

FEE SCHEDULE

American Stock Transfer & Trust Company, LLC (AST) will provide the below listed funds with complete transfer agent and registrar services. The following commitment is intended to be a comprehensive summary of the fees associated with services proposed to PIMCO Funds.

TRANSFER AGENT AND RELATED SERVICES

All standard services listed on the Service Addendum attached hereto are included in the flat all- inclusive monthly fee.

Service	Fee
Flat all-inclusive monthly administration fee per Fund	$1,770.00
Routine dividends per Fund (maximum -12 annually)	Included
Standard/Routine 1099 mailings to registered holders per Fund	Included
Total Monthly Fee	$35,400.00

Fund Name	Fund Name
PMC Fund, Inc.	PIMCO Global StocksPLUS® & Income Fund
PIMCO California Municipal Income Fund	PIMCO High Income Fund
PIMCO California Municipal Income Fund II	PIMCO Income Opportunity Fund
PIMCO California Municipal Income Fund III	PIMCO Municipal Income Fund
PIMCO Corporate & Income Strategy Fund	PIMCO Municipal Income Fund II
PIMCO Corporate & Income Opportunity Fund	PIMCO Municipal Fund III
PIMCO Dynamic Credit Income Fund	PIMCO New York Municipal Income Fund
PIMCO Dynamic Income Fund	PIMCO New York Municipal Income Fund II
PIMCO Income Strategy Fund	PIMCO New York Municipal Income Fund III
PIMCO Income Strategy Fund II	PIMCO Strategic Income Fund, Inc.

2  |  Page

ACCEPTANCE

IPO & ADMINSTRATION FEES

The below listed fee commitment is guaranteed for the duration of the agreement and reflects a 15% discount.

Service	Fee
IPO Closing Fee	$4,250.00
All inclusive monthly administration fee per Fund	$1,770.00

SPECIAL SERVICES

Services not included in this fee proposal, but deemed necessary or desirable by the corporate issuer, may be subject to additional charges. Examples of such services include trustee/custodial services, exchange/tender offers and stock dividends.

OUT-OF-POCKET EXPENSES

Note that all customary out-of-pocket expenses will be billed in addition to the fees listed above. These charges include, but are not limited to: printing and stationery, freight and materials delivery, postage and handling.

The fees quoted in this schedule apply to services ordinarily rendered by AST and are subject to reasonable adjustment based on final review of documents, or when AST is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures or the cost of doing business demand. Furthermore, the fees quoted in this schedule are based upon information provided to AST and are subject to change upon modification or supplementation of such information resulting in the provision of additional services by AST.

Services in addition to and not contemplated in this proposal, including, but not limited to, document amendments and revisions, calculations, notices and reports, legal fees and unanticipated transaction costs (including charges for wire transfers, checks, internal transfers and securities transactions) will be billed as extraordinary expenses.

ACCEPTANCE

Acceptance of this transaction is contingent upon AST’s final review. This fee commitment is guaranteed for the duration of the initial term of the agreement.

ACKNOWLEDGED AND ACCEPTED

April 19, 2016	April 15, 2016
Date	Date
/s/ Carlos Pinto	/s/ Lew W. Jacobs
Signature	Signature
Carlos Pinto, Senior Vice President	Lew W. Jacobs, President
Name and Title American Stock Transfer & Trust Company, LLC	Name and Title Pacific Investment Management Company LLC

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SERVICE ADDENDUM

ACCOUNT MAINTENANCE AND RECORDKEEPING

●	Open new accounts, consolidate and close shareholder accounts

●	Maintain all shareholder accounts

●	Process address changes, including seasonal addresses

●	Place, maintain and remove stop transfers

●	Post all debit and credit certificate transactions

●	Perform social security solicitation

●	Handle shareholder and broker inquiries, including internet correspondence

●	Respond to requests for audit confirmations

REGULATORY COMPLIANCE

●	Issue audit confirmations to company’s auditors

●	Perform OFAC searches

●	Furnish escheatment reports to various state agencies

●	Perform SEC-mandated lost shareholder searches

ABANDONED PROPERTY AND ESCHEATMENT

●	Establish, on company’s behalf, compliance with unclaimed property requirements for individual state jurisdictions

●	Process and distribute data records and shareholder property according to current state statutes and regulations

STOCK AUDIT / CONTROL BOOK FUNCTIONS

●	Maintain accurate records of outstanding shares

●	Respond to requests for audit confirmations

●	Provide web access to the total outstanding share balances for any date after 1996/ a list of transactions affecting outstanding shares within a specified date range

●	Track client-specified reserve accounts

CERTIFICATE AND SECURITY ISSUANCE FUNCTIONS

●	Process all routine transfers

●	Post all debit and credit certificate transactions issue stock certificates

●	Create book entry DRS positions

●	Participate in the DRS profile system, allowing broker “sweeps” of registered positions Interface electronically with DTC/CEDE & CO.

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SERVICE ADDENDUM

●	Mail newly-issued certificates/DRS advices to shareholders Replace lost or stolen certificates Issue and register all stock certificates

●	Issue stock options through the DWAC System. Optionee accounts at brokerage houses are credited the same day that instructions are received

●	Process legal transfers and transactions requiring special handling

●	Provide e-mail access for the same day issuance of stock options Provide daily reports of processed transfers

REPORTING

●	Email daily of all transfer activity detail to company designated personnel

●	Furnish unlimited shareholder list, sorted by company-designated criteria

●	Provide unlimited sets of mailing labels

LISTS AND MAILINGS

●	Enclose multiple proxy cards to same household in one envelope (when applicable)

●	Monitor and suppress undeliverable mail until correct address is located

●	Furnish unlimited shareholder lists, in any sequence

●	Provide geographical detail reports of all stocks Issued/surrendered over a specific period

●	Provide unlimited sets of mailing labels

WEB-BASED ORIGINAL ISSUANCE (OI) / DWAC SYSTEM1

●	Facilitate Deposit/Withdrawal At Custodian (DWAC) and original issuances initiated from the client’s desktop via the internet

●	Credit (generally) DWACs within one hour of receipt

●	Facilitate client-entry of data for original issuance, ensuring that information is presented exactly as requested

●	Allow multiple requests to be submitted on the same form at the same time

●	Generate instant e-mail notification of submissions

●	Notify client via email when matching broker instructions have not been received

●	Provide designated brokers the ability for brokers to log into the system and track the status of company-submitted items

●	Report daily and monthly transactions via e-mail

●	Enforce a built-in security procedure

1 AST does not charge a fee for DWAC processing, your broker may charge your company for fees Incurred from receipt of shares.

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SERVICE ADDENDUM

TECHNOLOGY AND INTERNET ACCESS

●	Shareholders via the Internet

●	Retrieve account information (including outstanding certificates and checks) 24 hours a day, 7 days a week

●	Review frequently asked questions, including transfer requirements.

●	Download forms (e.g., affidavit of domicile, form W8/W9, letters of transmittal, stock power, etc.)

●	Change account addresses

●	Replace lost, stolen or non-received checks

●	Replace lost, stolen or non-received stock certificates

●	Obtain a duplicate 1099 tax form

●	Sign up for electronic delivery (for example proxy materials)

●	Request a certificate for shares held in book-entry or plan form

●	Enroll to have dividends directed toward purchase of additional shares

●	Review concise and plain-english descriptions of current corporate actions and other significant company events

●	Send e-mail inquiries concerning their account, or conduct an online chat session with one of our customer service representatives

SHAREHOLDERS VIA THE INTERACTIVE VOICE RESPONSE (IVR)

●	Obtain account-specific information, including account balance

●	Execute plan transactions, including sales and certification requests

●	Request a duplicate 1099 form, with delivery via mail or fax

●	Request a transfer package via mail or fax

●	Request forms to effect address changes, check replacements, stock certificate replacements and direct deposit enrollments

●	Obtain information pertaining to current corporate actions or other significant company events

SHAREHOLDER (INQUIRIES)

●	Distribute “welcome” material to new shareholders

●	Provide unlimited assistance to shareholders related to their securities holdings as they initiate account inquiries or perform transactions, including:

B	Guidance through common transactions

B	Explanations for transaction rejections and the corrective steps required to complete their request

●	Provide 24/7 account access via the internet and IVR telephonic system (unlimited)

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SERVICE ADDENDUM

●	Provide toll-free 800 number for shareholder-initiated telephone inquiries to our call center

●	Oversee the fulfillment process for potential investors

●	Issue replacement checks

CLIENT-DESIGNATED PERSONNEL VIA THE INTERNET

●

View and download detailed shareholder data, including: name, address of record, account number(s), number of shares held in certificate and book-entry form, historical dividend-related information and cost basis reporting information

●	Obtain total outstanding share balances for any date after 1996 and/or a list of transactions affecting outstanding shares within a specified date range

●	Utilize our reporting tool to generate comprehensive reports in a real-time environment, with immediate e-mail delivery

●	Issue stock options and effect delivery through the DWAC system

●	Update company profile and corporate information

AST’s Control Books Tracking

B	Access the number of outstanding shares as of any given date

B	Elect to receive daily emails of control books information

B	Access transactions affecting the number of outstanding shares in a client-specified date range

AST’s Proxy Central

B	Proxy reports (either summary or detail) by proposal

B	Voting status on the fifty largest accounts

B	Shareholders attending your annual meeting

B	DTC position listing

B	Broker voting detail

ANNUAL SHAREHOLDER MEETING2

●	Process proxy votes for routine/non-routine meetings

●	Imprint shareholders’ name on proxy cards

●	Mail material to shareholders (postage and processing fees will apply)

●	Prepare and transmit daily proxy tabulation reports to the company via email

●	Provide certified shareholder list via hard copy per request

●	Facilitate proxy distribution mailing

2 AST Fund Solutions LLC will administer proxy services

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SERVICE ADDENDUM

B	Enclose multiple proxy cards to same household in one envelope

B	Monitor and suppress undeliverable mall until correct address is located

B	Furnish unlimited shareholder reports, in any sequence, when requested

B	Provide geographical detail reports of all stock issued/surrendered over a specific period, when requested

DIVIDEND DISBURSEMENT

●	Confirm in writing that the dividend notice was received

●	Prepare and calculate dividend payments

●	Coordinate dividend checks and enclosures mailing to the shareholders

●	Furnish one copy of the dividend register, hard copy or CD-ROM (if requested)

●	Answer shareholder inquiries relative to dividend payments

●	Place stop payment orders on reported lost dividend checks

●	Issue replacement dividend checks/sales checks

●	Provide copies of paid dividend checks upon request

●	Reconcile the dividend disbursing accounts maintained by AST

●	Report annual dividend income to shareholders on IRS form 1099-DIV

●	File annual tax information electronically to the internal revenue service,

●	Withhold and remit backup withholding taxes as required by the internal revenue service

●	Withhold foreign tax and file foreign tax reports as required by the internal revenue service.

●	Maintain custody and control of all undeliverable checks and forward returned items to shareholders upon notice of a current address

●	Mail year-end tax information to plan participants and the IRS

●	Produce all applicable tax forms

B	Mail year-end 1099 forms to shareholders

B	Furnish year-end 1099 tax forms to shareholders

B	Replace lost 1099 tax forms to shareholders

DIVIDEND REINVESTMENT PLAN ADMINISTRATION

●	Open and maintain participant accounts

●	Acknowledge and process reinvestment, direct debit and optional cash payments

●	Mail quarterly dividend reinvestment statements within 5 business days of payable date

●	Correspond with plan participants

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SERVICE ADDENDUM

●	Mail proceeds to plan participants liquidating or terminating the plan

●	Provide periodic investment reports to the company

●	Process applicable cash distribution payments

●	Prepare and mailing checks to shareholders

●	Insert all required enclosures

●	Handle reinvestment and/or cash investment transactions for all plan participant accounts

●	Prepare and mail or transmit a year to date detailed dividend reinvestment statement to each plan participant

●	Maintain plan accounts and establish new participant accounts via internet and mail

●	Provide for direct debit of shareowner accounts for optional cash, as required

●	Process book-to-book transfers and partial and full share sales

●	Process termination and withdrawal requests by internet, mail or telephone

●	Provide safekeeping for shares in the plan

●	Handle all plan inquiries

●	Prepare and mail tax form 1099/1099B/1042 to participants and related filings with the IRS

●	Mail or transmit prospectus and enrollment package as requested by potential or existing shareholders

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©2016 American Stock Transfer & Trust Company, LLC

AST
©2016 American Stock Transfer & Trust Company, LLC